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                              ARTICLES OF AMENDMENT

Clarion CMBS Value Fund, Inc. (the "Corporation"), a Maryland corporation, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         The Articles of Incorporation of the Corporation are hereby amended as follows:

                  Article Ninth of the Articles of Incorporation is hereby amended to read as follows:

                       NINTH: (a) The shareholders of the corporation shall have
                  the power by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3 %) of the aggregate number of votes entitled to be cast thereon to approve, adopt or authorize any of the following actions:

                        (i)   the dissolution of the corporation,

                       (ii) a merger or consolidation of the corporation (in which the corporation is not the surviving corporation), or

                      (iii) the sale, lease exchange or other disposal of all or substantially all the property and assets of the corporation to any person (as such term is defined in the 1940 Act), provided that such sale, lease exchange or other disposal of all or substantially all the property and assets of the corporation shall not include, if previously approved, adopted or authorized by the affirmative vote of a majority of the total number of directors fixed in accordance with the By-Laws of the corporation, any transaction effected as part of and necessary to establishing the corporation as part of, broadly speaking, a "master-feeder" structure unless such action has been previously approved, adopted or authorized by the affirmative vote of two-thirds of the total number of directors fixed in accordance with the By-Laws of the corporation, in which case the affirmative vote of a majority vote of a majority of the corporation's outstanding shares of stock entitled to vote thereon shall be required.

         The amendment of Article Ninth of the Articles of Incorporation was advised by the Board of Directors of the Corporation and approved by the stockholders of the corporation at a meeting duly called and held on June 14, 2002.

We the undersigned President and Secretary swear under penalties of perjury that the forgoing is a corporate act.

/s/ Joanne M. Vitale                                /s/ Daniel Heflin
-----------------------------                       ----------------------------
Joanne M. Vitale                                    Daniel Heflin
Secretary                                           President

Clarion CMBS Value Fund, Inc.
335 Madison Avenue
New York, New York 10017